Exhibit 99.1

For Immediate Release:	Contact: Patrick Dennis	(203) 629-9595

                                                                                                                   For further information please visit  www.associated-capital-group.com

Patrick Dennis Named Executive Vice President & Chief Financial Officer of
Associated Capital Group, Inc.

Rye, New York, December 7, 2015 – Associated Capital Group (NYSE:AC) announced today that Patrick Dennis has been named the Executive Vice President and Chief Financial Officer of Associated Capital Group.

Mr. Dennis, CPA, was formerly the Global Head of Operations/Hedge Fund Administration at JP Morgan Chase and C.F.O – Liquid Markets at Fortress Investment Group.  Mr. Dennis was previously a Partner and Chief Financial Officer at Raptor Capital Management, (a spinout from Tudor Investment) and the Chief Financial Offer of Eton Park Capital Management. Prior to Eton Park, Mr. Dennis was a Partner with Ernst & Young, LLP.  Mr. Dennis received his MBA from Columbia Graduate School of Business and earned his undergraduate degree in Accounting at Fordham University Gabelli School of Business.

Marc Gabelli, President of Associated Capital, said, “We are fortunate to have Patrick Dennis’ wealth of knowledge of the alternative marketplace as we build out our products and expand the reach and offerings of Associated Capital.  We look forward to his contributions as we execute on our growth plans for the company and execute our strategy over the next decade.”

Associated Capital Group, Inc. was spun off to shareholders of GAMCO Investors (NYSE:GBL) on November 30, 2015.  The company, through its subsidiaries, manages assets on behalf of institutions and high net worth investors, provides fundamental company research utilizing the Gabelli PMV with a CatalystTM methodology, and offers an array of institutional investor services.  Its division, Gabelli Securities, Inc. acts as general partner and investment manager to various event driven arbitrage hedge funds and alternative investments, beginning in 1985. G.research, Inc., the institutional research services business was founded in 1976 as Gabelli & Company, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release may contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. We also direct your attention to any more specific discussions of risk contained in our Form 10 and other public filings.

We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.
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